UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2009

VITAL LIVING, INC.
(Exact Name of Registrant As Specified In Charter)

Nevada	000-33211	88-0485596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

1289 Clint Moore Road Boca Raton, FL 33487
(Address of Principal Executive Offices)

(561) 300-9022
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2009, Vital Living, Inc., a Nevada corporation (“Vital Living” or the “Company”), entered into a strict foreclosure agreement (the “Strict Foreclosure Agreement”) with Ceautamed Worldwide, LLC, a Florida limited liability company (“Ceautamed”), pursuant to which, under Article 9 of the Uniform Commercial Code, Vital Living surrendered and transferred to Ceautamed all the Collateral (as defined in the Security Agreement filed hereto as Exhibit 10.2) set forth in Schedule A of the Strict Foreclosure Agreement. A copy of the Strict Foreclosure Agreement is included as Exhibit 10.3 to this current report and is hereby incorporated by reference.

In connection with the foreclosure process, on August 26, 2009, Doctors For Nutrition, Inc., a California corporation and our wholly-owned subsidiary (“the Assignor”) assigned to Ceautamed all of the rights, title and interest in and to the U.S. Trademark Registration No. 2795439 dated December 16, 2003 (the “Mark”) together with the goodwill connected with and symbolized by the Mark, and  together  with  all  claims for past infringement(s) of the Mark including, without  limitation,  the  right  to  sue  for, collect, and recover damages and profits  for the same.  A copy of the assignment is included as Exhibit 10.4 to this current report and is hereby incorporated by reference.

As previously disclosed in our current report on Form 8-K filed on December 19, 2003, we issued to various investors senior secured convertible promissory notes (the “Notes”) in the principal amount of $4,226,446. In April 2007, NutraCea, a California corporation (“NutraCea”), purchase the Notes from their holders and was assigned the rights (the “Rights”) under the Security Agreement entered into by and among the Company and the original purchasers of the Notes.  On September 3, 2008, NutraCea filed a complaint against the Company in Superior Court of Arizona, Maricopa County (the “Court”) alleging beach of contract by the Company. On July 29, 2009, Ceautamed purchased the Notes from NutraCea as well as the Rights.

Pursuant to the Strict Foreclosure Agreement, we transferred substantially all of the assets and business operations of the Company and its subsidiaries to Ceautamed in exchange for the foregoing release. Upon execution and delivery of the bill of sale under the Strict Foreclosure Agreement, Ceautamed shall execute and file with the Court the Stipulation to Dismiss Lawsuit. As a result, the Company is free and clear of all liens, claims, interests and encumbrances, in full satisfaction of the Notes, all interest accrued thereon, and each and every other obligation of the Company and its officers, agents, guarantors, and any other party obligated under the Notes, the Security Agreement and any of the obligations.

We believe that the foreclosure transaction is in the best interest of the Company as we have extinguished over $4 million of senior secured indebtedness, while we were unable to retain a modest amount of cash and avoid, in the short-term, an otherwise likely bankruptcy filing.  Following the foreclosure process, we have terminated most of our personnel and ceased all business operations. We therefore decide to suspend all public reporting with the SEC hereafter.

Item 1.02. Termination of a Material Definitive Agreement.

See the disclosures in Item 1.01, which are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

See the disclosures in Item 1.01, which are incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Transaction.

See the disclosures in Item 1.01, which are incorporated herein by reference.

Item 4.01.   Changes in Registrant’s Certifying Accountant

(a)  Dismissal of independent registered public accounting firm

On September 2, 2009, the Board of Directors of the Company dismissed Moore & Associates, Chartered, Las Vegas Nevada (“Moore”) as the Company’s independent registered public accounting firm.

The reports of Moore on the Company’s financial statements as of and for the year ended December 31, 2007, contained no adverse opinion or disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the recent fiscal year ending December 31, 2007 and the subsequent period through September 2,  2009, there have been no (i) disagreements with Moore on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Moore’s satisfaction, would have caused Moore to make reference to the subject matter of the disagreement(s) in connection with its reports; or (ii) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

On August 31, 2009, the Company received a letter from SEC stating that the Public Company Accounting Oversight Board (the “PCAOB”) revoked the registration of Moore, because of violations of PCAOB rules and auditing standards in auditing the financial statements, PCAOB rules and quality control standards, and Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder, and noncooperation with a PCAOB investigation. The SEC’s letter also stated that as Moore is no longer registered with the PCAOB and that the Company may no longer include Moore’s audit reports or consents in filings with the SEC.

The Company has provided Moore with a copy of the above disclosures and requested that Moore furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statement. The Company was unable to obtain such letter from Moore.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Senior Secured Convertible Note, dated December 2003 (1)
10.2	Security Agreement, dated December 2003 (1)
10.3	Strict Foreclosure Agreement by and among Vital Living, Inc. and Ceautamed Worldwide, LLC, dated August 1, 2009
10.4	Assignment, dated August 26, 2009

(1) Incorporated herewith by reference to our current report on Form 8-K filed on December 19, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

VITAL LIVING, INC.

Date: September 16, 2009	By:	/s/ Stuart Benson
Stuart Benson
Chief Executive Officer